Exhibit 4.4

0Execution Copy

AMENDMENT LETTER

To:	Skandinaviska Enskilda Banken AB (publ), as Agent on behalf of the Majority Lenders under the Original Facility Agreement (as defined below) (the “Agent”)

From: Oatly AB (reg. no. 556446-1043), as Obligors’ Agent under the Original Facility Agreement (the “Obligors’ Agent”); and

Oatly Group AB (publ) (reg. no. 559081-1989), as Company under the Original Facility Agreement

28 March 2022

Dear Sirs and/or Madams,

Reference is made to the sustainable revolving credit facility agreement originally dated 14 April 2021 (as amended and restated by an amendment and restatement agreement dated 14 July 2021) between, inter alios, the Company as Company and Original Guarantor, the Obligors’ Agent as Original Borrower, Original Guarantor and Obligors’ Agent, the financial institutions named therein as Original Lenders and Skandinaviska Enskilda Banken AB (publ) as Agent and Security Agent (the “Original Facility Agreement”).

Terms defined in the Original Facility Agreement shall have the same meaning when used in this amendment letter (the “Amendment Letter”), unless a contrary indication appears. Clauses 1.2 (Construction) and 1.3 (Third Party Rights) of the Original Facility Agreement shall be deemed to be incorporated into this Amendment Letter save that references in those Clauses to “this Agreement” shall be construed as references to this Amendment Letter.

1.	Background
1.1	As previously communicated to the Agent:
(a)	the Group’s long-term growth plan necessitates:
(i)	an amendment of the Tangible Solvency Ratio covenant levels for the Financial Years 2022 and 2023; and
(ii)	a postponement of the entry into force of the minimum EBITDA financial covenant set out in Clause 24.3(b) of the Original Facility Agreement to the Financial Quarter ending on 30 June 2024;
(b)

further to and in line with the waiver letter entered into by the Obligors’ Agent, the Company and the Agent on 16 February 2022, it is desirable that the requirement for the Company to deliver the Quarterly Financial Statements for each Financial Quarter ending on 31 December to the Agent is amended to align with the financial data produced by the Company for its earnings calls for such Financial Quarters; and

(c)	it is desirable that the Group is permitted to provide certain Security for export credit agency backed loans which the Group is permitted under the Finance Documents to incur.

This Amendment Letter is entered into for the purpose of effecting the foregoing.

EMEA 137751216

1.2

Pursuant to Clause 2.5 (Obligors’ Agent) of the Original Facility Agreement (which continues in full force and effect), the Obligors’ Agent continues in its appointment as agent on behalf of each Obligor in respect of the Finance Documents and is authorised to make such agreements and to effect relevant amendments, supplements and variations capable of being given, made or effected by any Obligor.

2.	Amendments to the Original Facility Agreement
2.1	The Obligors’ Agent hereby requests for itself, and on behalf of each other Obligor, that the Agent (acting on behalf of the Majority Lenders) agrees:
(a)	that paragraph (b) of the definition of “Permitted Payment” set out in Clause 1.1 (Definitions) shall be amended to read as follows:

“from the date the Conversion Option is exercised, the payment of any dividend, return on capital, repayment of capital contributions or other distribution or payment in respect of share capital or partnership interest by the Company to a shareholder of the Company, provided that (i) to the extent such payment relates to any dividend, the Total Net Leverage Ratio, both immediately before and immediately after the making of the payment (calculated as if the Relevant Period ended on such date), is equal to or less than 1.00:1 and (ii) such payment is made when no Event of Default is continuing or would occur immediately after the making of the payment;”

(b)	to substitute the table set out in Clause 24.3(a) of the Original Facility Agreement with the following table:

Quarter Date	Tangible Solvency Ratio (per cent.)
Remaining Quarter Dates in 2021 from and including the first Quarter Date to fall immediately following the Initial Public Offering Settlement Date	55
Quarter Dates in 2022	40
Quarter Dates in 2023	25
Quarter Dates in 2024 and thereafter	20
(c)	that Clause 24.3(b) of the Original Facility Agreement shall be amended to read as follows: “Minimum EBITDA: prior to the exercise of the Conversion Option only:
(i)

unless the Company has notified the Agent that the Group has received, no later than by the end of the Relevant Period ending on 31 December 2022, additional capital (whether in the form of equity and/or debt, but provided that it is permitted under the terms of this Agreement) in an amount which is not less than USD 400,000,000 (or its equivalent in any other currency or currencies) (the “Required Capital Raise”), the Group’s EBITDA in respect of each Financial Quarter ending on or after 30 June 2023 shall exceed SEK 0; and

(ii)	if the Company has notified the Agent that the Group has received, no later than by the end of the Relevant Period ending on 31 December 2022, the Required Capital

EMEA 137751216

Raise, the Group’s EBITDA in respect of each Financial Quarter ending on or after 30 June 2024 shall exceed SEK 0.

(d)

to substitute the reference to “paragraph (c) of Clause 23.1 (Financial Statements)” in the definition of “Quarterly Financial Statements” set out in Clause 23 (Information Undertakings) of the Original Facility Agreement with a reference to “paragraph (c)(i) of Clause 23.1 (Financial Statements)”;

(e)	to insert the following new definition into Clause 23 (Information Undertakings) of the Original Facility Agreement:

““Q4 Earnings Call Financial Data” means, in relation to any Financial Quarter ending on 31 December, the financial data on which the Company’s earnings call in respect of such Financial Quarter is based, delivered pursuant to paragraph (c)(ii) of Clause 23.1 (Financial Statements).”

(f)	to amend paragraph (c) of Clause 23.1 (Financial Statements) of the Original Facility Agreement to read as follows:

“(c)

(i)

as soon as they are available, but in any event within 45 days after the end of each Financial Quarter (other than a Financial Quarter ending on 31 December), its consolidated financial statements for that Financial Quarter (commencing with the Financial Quarter ending on the first Quarter Date falling after the Initial Public Offering Settlement Date); and

(ii)	as soon as it is available, but in any event within 75 days after the end of each Financial Quarter ending on 31 December, its Q4 Earnings Call Financial Data for that Financial Quarter;”
(g)	to amend paragraph (a) of Clause 23.2 (Compliance Certificate) of the Original Facility Agreement to read as follows:
“(a)	The Company shall supply a Compliance Certificate to the Agent with each Annual Report, each set of its Quarterly Financial Statements and each set of Q4 Earnings Call Financial Data.”
(h)	to amend paragraph (j) of the definition of “Permitted Security” set out in Clause 1.1 (Definitions) of the Original Facility Agreement to read as follows:
“(j)

any Security or Quasi-Security arising as a consequence of any export credit agency backed loan or Finance Lease (as applicable) permitted pursuant to paragraph (k) of the definition of “Permitted Financial Indebtedness” provided that such Security or Quasi-Security is over the asset to which the export credit agency backed loan or Finance Lease (as applicable) relates;”

(collectively, the “Amendments”).

2.2

By countersigning this Amendment Letter, the Agent (acting on behalf of the Majority Lenders) acknowledges and agrees to the Amendments, and with effect from (and including) the date of countersignature of this Amendment Letter (such date being the “Effective Date”) by the Agent:

(a)	the Amendments shall immediately and automatically become effective;

EMEA 137751216

(b)

all references in the Original Facility Agreement to “this Agreement”, and all references in any other Finance Document to “the Facility Agreement”, shall include the Original Facility Agreement as amended by this Amendment Letter; and

(c)	the Original Facility Agreement and this Amendment Letter shall be read and construed as one instrument.
2.3

The Obligors’ Agent, for itself and on behalf of each other Obligor, agrees and acknowledges that, save as expressly amended by this Amendment Letter, the Original Facility Agreement and each other Finance Document remains and shall continue in full force and effect.

3.	Repeating Representations

The Obligors’ Agent, for itself and on behalf of the other Obligors, makes the Repeating Representations, and the representations and warranties set out in Clause 22.16 (No misleading information) of the Original Facility Agreement, by reference to the facts and circumstances then existing:

(a)	on the date of this Amendment Letter, but as if references in Clause 22 (Representations) of the Original Facility Agreement to the “Finance Documents” were instead to this Amendment Letter; and
(b)

on the Effective Date, but as if references in Clause 22 (Representations) of the Original Facility Agreement to the “Finance Documents” were instead to the Original Facility Agreement as amended by this Amendment Letter.

4.	Confirmations
4.1

The Obligors’ Agent confirms, for itself and on behalf of each of the other Obligors, that the guarantee and indemnity contained in Clause 21 (Guarantee and Indemnity) of the Original Facility Agreement shall, after giving effect to the amendments to be effected by this Amendment Letter, on and after the date of this Amendment Letter continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under the Original Facility Agreement as amended by the terms of this Amendment Letter and the other Finance Documents (as amended and restated from time to time) subject to any limitations set out in the relevant Finance Documents.

4.2

The Obligors’ Agent confirms, for itself and on behalf of each of the other Obligors, that after giving effect to the amendments to be effected by this Amendment Letter, each Transaction Security continues in full force and effect as security for the Secured Obligations (as amended by the terms of this Amendment Letter) subject to any limitations set out in the relevant Finance Documents.

5.	Miscellaneous
5.1	This Amendment Letter is hereby designated as a Finance Document by the Company and the Agent for the purposes of the definition of “Finance Document” in the Original Facility Agreement.
5.2	This Amendment Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Letter.
5.3

The terms of Clauses 35 (Notices), 37 (Partial Invalidity), 38 (Remedies and Waivers) and 46 (Enforcement) of the Original Facility Agreement shall be deemed to be incorporated into this Amendment Letter save that references in those Clauses to “this Agreement” shall be construed as references to this Amendment Letter.

5.4	This Amendment Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

EMEA 137751216

Yours faithfully,

Oatly AB
as Original Borrower Signature: /s/ Peter Bergh Name: Peter Bergh Capacity: Authorised signatory
Oatly AB
as Obligors’ Agent Signature: /s/ Peter Bergh Name: Peter Bergh Capacity: Authorised signatory

Oatly AB (publ)
as Company Signature: /s/ Peter Bergh Name: Peter Bergh Capacity: Authorised signatory

EMEA 137751216

We acknowledge and agree to the terms of this Amendment Letter.

Date:	March 28,	2022

For and on behalf of

That should be Skandinaviska Enskilda Banken AB (publ)

as Agent for itself and on behalf of the majority Lenders

By:	/s/ [***]	By:	/s/ [***]

	[***]		[***]

EMEA 137751216